As filed with the Securities and Exchange Commission on August 23, 2017

Registration Nos. 333-186362
333-49885
333-49887
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-186362
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-49885
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-49887

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NUTRACEUTICAL INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	87-0515089
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1400 Kearns Boulevard, 2nd Floor
Park City, UT 84060
(435) 655-6106
(Address, including zip code, and telephone number, including area code, of principal executive offices)
_____________________________
NUTRACEUTICAL INTERNATIONAL CORPORATION
2013 LONG-TERM EQUITY INCENTIVE PLAN
(Full title of plan)
_____________________________
Stanley E. Soper
Vice President, Legal Affairs
Nutraceutical International Corporation
1400 Kearns Boulevard, 2nd Floor
Park City, UT 84060
(435) 655-6106
(Name and address, including zip code, and telephone number, including area code, of agent for service)
_____________________________
With copies to:
Nutraceutical International Corporation Investor Relations 1400 Kearns Boulevard, 2nd Floor Park City, UT 84060 (435) 655-6106	David S. Huntington, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000
_____________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Nutraceutical International Corporation (the “Registrant”) to withdraw and remove from registration all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued and unsold under the following registration statements (together, the “Registration Statements”):
—
Registration Statement No. 333-186362, filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2013, registering the offer and sale of 800,000 of the Registrant’s Shares, issuable pursuant to the Nutraceutical International Corporation 2013 Long-Term Equity Incentive Plan;

—
Registration Statement No. 333-49885, filed with the SEC on April 10, 1998, registering the offer and sale of 750,000 of the Registrant’s Shares, issuable pursuant to the Nutraceutical International Corporation Employee Stock Discount Purchase Plan; and

—
Registration Statement No. 333-49887, filed with the SEC on April 10, 1998, registering the offer and sale of an aggregate of 1,425,873 of the Registrant’s Shares, issuable pursuant to the 1995 Stock Option Plan, the 1998 Stock Incentive Plan and the Non-Employee Director Stock Option Plan.

On August 23, 2017, the Registrant completed the merger contemplated by the Agreement and Plan of Merger, dated as of May 21, 2017, by and among the Registrant, Nutrition Parent, LLC, a Delaware limited liability company (“Parent”), and Nutrition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant surviving as a wholly-owned subsidiary of Parent.
On August 23, 2017, NASDAQ filed Form 25 to delist the Registrant’s Shares.  The Registrant intends to file Form 15 to terminate its duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of August 23, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Park City, State of Utah, on August 23, 2017.

NUTRACEUTICAL INTERNATIONAL CORPORATION

By:	/s/ Cory J. McQueen
Name:	Cory J. McQueen
Title:	Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.